Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Plum Acquisition Corp. I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	New Plum Common Stock(3)	Rule 457(c) Rule 457(f)(1)	11,236,002	(2)	$10.85	(4)	$121,910,621.70	0.00014760	$17,994.01
Fees to Be Paid	Equity	New Plum Common Stock(5)	Rule 457(f)(2)	26,968,880	(2)	$0.178352	(6)	$4,809,945.31	0.00014760	$709.95
Fees to Be Paid	Equity	New Plum Warrants(7)	Rule 457(i)	12,640,544	(2)	$—	(8)	—	0.00014760	—
Fees to Be Paid	Equity	New Plum Common Stock issuable upon exercise of New Plum Warrants(9)	Rule 457(i)	12,640,544	(2)	$11.645	(10)	$147,199,134.88	0.00014760	$21,726.59

Fees Previously Paid	—	—	—	—		—		—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—
	Total Offering Amounts							$273,919,701.89	0.00014760	$40,430.55
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$40,430.55

(1)

Upon the closing of the business combination (the “Merger”) described in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 with which this Calculation of Filing Fee Table is filed as Exhibit 107, Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Plum”), intends to de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication (“New Plum”), which will change its name to a name to be determined in connection with the Domestication as described in the proxy statement/prospectus.

In connection with the Domestication, each issued and outstanding Class A ordinary share, par value $0.0001 per share (“Plum Class A Ordinary Shares”), and Class B ordinary share, par value $0.0001 per share (“Plum Class B Ordinary Shares”), of Plum will be converted into one share of common stock, par value $0.0001 per share, of New Plum (the “New Plum Common Stock”).

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	The number of shares of New Plum Common Stock being registered represents (i) 3,255,593 shares of New Plum Common Stock expected to be issued in exchange for 3,255,593 Plum Class A Ordinary Shares, including 31,921,634 Plum Class A Ordinary Shares that were included in the units issued in Plum’s initial public offering (the “IPO”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-253331) (the “IPO Registration Statement”) and offered by Plum in the IPO (the “Public Shares”) and after giving effect to the redemption of 28,666,041 Plum Class A Ordinary Shares in connection with the extraordinary general meetings held by Plum on March 15, 2023 and September 13, 2023; and (ii) 7,980,409 shares of New Plum Common Stock expected to be issued in exchange for the 7,980,409 Plum Class A Ordinary Shares issued upon conversion of the 7,980,409 Plum Class B Ordinary Shares that were initially issued in a private placement prior to the IPO to Plum Partners LLC (the “Sponsor”), including 1,726,994 Plum Class A Ordinary Shares subject to forfeiture as described in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4.

(4)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $10.85 (the average of the high and low trading prices of Plum Class A Ordinary Shares as reported on Nasdaq on January 2, 2024).

(5)	Represents the estimated shares of New Plum Common Stock to be issued to securityholders and debt holders of Veea Inc. upon completion of the Merger, consisting of (i) 21,120,614 shares of New Plum Common Stock expected to be issued in exchange for existing shares of Veea Inc. common stock, par value $0.00001 per share, Series A Preferred Stock, par value $0.00001 per share, and Series A-1 Preferred Stock, par value $0.00001 per share, including 4,500,000 contingently issuable shares of New Plum Common Stock as described in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4, (ii) 1,442,392 shares of New Plum Common Stock expected to be issued upon conversion of existing debt of Veea Inc., and (iii) 4,405,874 shares of New Plum Common Stock expected to be issued in exchange for Veea Inc. Series A-2 Preferred Stock, $0.00001 par value per share.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Veea Inc. is a private company, no market exists for its securities, and Veea Inc. has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of Veea Inc. securities is one-third of the aggregate principal amount, par value or stated value of the Veea Inc. securities expected to be exchanged upon the Merger.

(7)	The number of New Plum Warrants being registered represents (i) the 6,384,326 Plum Public Warrants that were registered pursuant to the IPO Registration Statement and offered by Plum in its IPO and (ii) the 6,256,218 Plum Private Placement Warrants that were initially issued in a private placement prior to the IPO to the Sponsor. In connection with the Domestication, each Plum Public Warrant and Plum Private Placement Warrant will be converted into one New Plum Warrant.

(8)	No separate registration fee is required pursuant to Rule 457(i) under the Securities Act.

(9)	Represents the number of shares of New Plum Common Stock issuable upon exercise of the New Plum Warrants. Each whole New Plum Warrant will entitle the warrant holder to purchase one share of New Plum Common Stock at a price of $11.50 per share.

(10)	Calculated in accordance with Rule 457(i) under the Securities Act, based on the sum of (i) the average high and low prices of the Plum Public Warrants on Nasdaq on January 3, 2024 and (ii) the $11.50 exercise price of the New Plum Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the New Plum Warrants has been allocated to the New Plum Common Stock issuable upon exercise of the New Plum Warrants and included in the registration fee paid in respect of such shares of New Plum Common Stock.